EXHIBIT 99.1

LION, Inc.
2801 Hollycroft Street
Gig Harbor, WA 98335

Dear Shareholder:

On July 9, 2008, the shareholders of LION, Inc. (“LION”) approved the voluntary dissolution and liquidation of LION pursuant to a plan of complete dissolution and liquidation (“Dissolution”). On August 11, 2008, LION filed articles of dissolution with the Washington Secretary of State, which became effective on filing.

In connection with the Dissolution, on August 22, 2008, each shareholder of record as of August 11, 2008, received notice of the first of at least two liquidating distributions from LION (“Distributions”). The initial Distribution was in an amount of $.065 per share.  A subsequent Distribution has now been approved by the board of directors of LION in an amount of $0.026 per share.

In order to receive the Distributions, if you have not already done so, you must:

1.  Complete a Letter of Transmittal.
2.  Send in your stock certificate(s) to the address noted on the Letter of Transmittal.

If, in connection with the initial Distribution, you previously submitted each of the above items as directed, you need do nothing further.  We still anticipate a third and final distribution before the end of 2008.

If you hold shares with a broker (in “street name”), you should contact your broker for further information about receiving payment for your shares.

If you have any questions about this transaction, or any related procedures, please call Computershare Trust Company at 1 (800) 546-5141.

LION, Inc.

Date:	October 20, 2008	By:
Steve Thomson
Secretary

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